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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ACI Worldwide, Inc.:

        We consent to the incorporation by reference in the registration statements (Nos. 333-86052 and 333-49804) on Form S-3, and in the registration statements (Nos. 333-123263, 333-113550, 333-88024, 333-88020, 333-59630, 333-59632, 333-53504, 333-33728, 333-73027, 333-22473, 333-93900, 333-2594, and 333-146794) on Form S-8 of ACI Worldwide, Inc. of our reports dated January 29, 2008, with respect to the consolidated balance sheets of ACI Worldwide, Inc. and subsidiaries as of September 30, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended September 30, 2007, and the effectiveness of internal control over financial reporting as of September 30, 2007, which reports appear in the September 30, 2007 annual report on Form 10-K of ACI Worldwide, Inc.

        Our report dated January 29, 2008 on the financial statements refers to a change in method of accounting for stock-based compensation in 2006.

        Our report dated January 29, 2008, on the effectiveness of internal control over financial reporting as of September 30, 2007, expresses our opinion that ACI Worldwide, Inc. did not maintain effective internal control over financial reporting as of September 30, 2007 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states management has identified material weaknesses in controls over revenue recognition and the accounting for income taxes.

/s/ KPMG LLP
Omaha, Nebraska
January 29, 2008

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  Exhibit 23.1